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                                                                   Exhibit 99.12

WILMER CUTLER PICKERING
 HALE AND DORR LLP

[April 15], 2005


[Lord Abbett Portfolio]
[Phoenix Portfolio]

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization (the "Agreement") made as of [March 2], 2005 by and between Lord Abbett Series Fund, Inc., a Maryland corporation (the "Lord Abbett Series Fund"), on behalf of its [series/class] [Lord Abbett Portfolio] ("Acquiring Portfolio"), and Phoenix Edge Series Fund, a Massachusetts business trust, on behalf of its series [Phoenix Portfolio] ("Acquired Portfolio"). Pursuant to the Agreement, Acquiring Portfolio will acquire all of the assets of Acquired Portfolio in exchange solely for (i) the assumption by Acquiring Portfolio of all of the Assumed Liabilities, as defined in the Agreement (the "Acquired Portfolio Liabilities"), and (ii) the issuance of [Class VC] shares of beneficial interest of Acquiring Portfolio (the "Acquiring Portfolio Shares") to Acquired Portfolio, followed by the distribution by Acquired Portfolio, in liquidation of Acquired Portfolio, of the Acquiring Portfolio Shares to the shareholders of Acquired Portfolio and the termination of Acquired Portfolio (the foregoing together constituting the "Transaction"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

In rendering this opinion, we have examined and relied upon (i) the prospectus for Acquiring Portfolio dated May 1, 2004; (ii) the statement of additional information for Acquiring Portfolio dated May 1, 2004; (iii) the prospectus for Acquired Portfolio dated May 1, 2004; (iv) the statement of additional information for Acquired Portfolio dated May 1, 2004; (v) the Notice of Meeting of Shareholders Scheduled for April 12, 2005 and the accompanying proxy statement and prospectus on Form N-14 (the "Proxy Statement"); (vi) the Agreement; (vii) the tax representation certificates delivered pursuant to the Agreement (the "Representation Certificates"); and
(viii) such other documents as we deemed necessary or relevant to our analysis.

In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the Transaction will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Certificates, are as of the date hereof, and will be

          BALTIMORE   BEIJING   BERLIN   BOSTON   BRUSSELS   LONDON
    MUNICH   NEW YORK   NORTHERN VIRGINIA   OXFORD   WALTHAM   WASHINGTON

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Lord Abbett Portfolio
Phoenix Portfolio
[April 15], 2005
Page 2

at the consummation of the Transaction and thereafter as relevant, true and complete in all respects, and that any representation made in any of the documents referred to herein "to the knowledge" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently any of the above assumptions or representations.

The conclusions expressed herein represent our judgment regarding the proper treatment of the Transaction under the income tax laws of the United States based upon the Code, case law, Treasury Regulations, and the rulings and other pronouncements of the Internal Revenue Service (the "Service") in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the consummation of the Transaction or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the consummation of the Transaction in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment regarding how a court would decide if presented with the issues addressed herein and is not binding upon the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance on such opinion will not be challenged by the Service and does not constitute any representation or warranty that such position, if so challenged, will not be rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Transaction set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, or other tax consequences that may result from the Transaction or any other action (including any action taken in connection with the Transaction).

On the basis of and subject to the foregoing and in reliance upon the representations, facts and assumptions described above, we are of the opinion that the acquisition by Acquiring Portfolio of the assets of Acquired Portfolio solely in exchange for the issuance of Acquiring Portfolio Shares to Acquired Portfolio and the assumption of the Acquired Portfolio Liabilities by Acquiring Portfolio, followed by the distribution by Acquired Portfolio, in liquidation of Acquired Portfolio, of Acquiring Portfolio Shares to Acquired Portfolio shareholders in exchange for their Acquired Portfolio Shares and the termination of Acquired Portfolio, will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

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Lord Abbett Portfolio
Phoenix Portfolio
[April 15], 2005
Page 3

This opinion is being delivered to you solely in connection with the closing condition set forth in Section 8.5 of the Agreement. This opinion is intended solely for your benefit and it may not be relied upon for any other purpose or by any other person or entity, and it may not be made available to any other person or entity, without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the Proxy Statement and to the references to this firm under the heading "Material Federal Income Tax Consequences of Each Reorganization" in the Proxy Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       WILMER CUTLER PICKERING
                                       HALE AND DORR LLP


                                       By:  /s/ Erik H. Corwin
                                            Erik H. Corwin, Partner